Exhibit 99.1

Moody's Corporation Reports Results for Third Quarter 2012

  3Q12 revenue of $688.5 million up 30% from 3Q11
  3Q12 operating income of $269.7 million up 38% from 3Q11; adjusted operating income up 36% to $293.8 million
  3Q12 reported EPS of $0.81 up 42% from 3Q11; 3Q12 pro-forma EPS of $0.75 up 32%
  Raising FY 2012 EPS guidance to a range of $2.95 to $3.05 from previous range of $2.76 to $2.86; FY 2012 pro-forma EPS is now projected to be $2.89 to $2.99, versus the previous range of $2.70 to $2.80

NEW YORK--(BUSINESS WIRE)--October 26, 2012--Moody’s Corporation (NYSE: MCO) today announced results for the third quarter 2012.

SUMMARY OF RESULTS FOR THIRD QUARTER 2012

Moody’s reported revenue of $688.5 million for the three months ended September 30, 2012, up 30% from $531.3 million for the third quarter of 2011. Expenses for the third quarter of 2012 totaled $418.8 million, 25% higher than in the prior-year period. Operating income for the quarter was $269.7 million, a 38% increase from $196.1 million for the same period last year. Adjusted operating income for the quarter was $293.8 million, a 36% increase from $215.3 million last year. Diluted earnings per share of $0.81 for the third quarter of 2012, which included a $0.06 legacy tax benefit, increased 42% from $0.57 in the third quarter of 2011. Excluding the legacy tax benefit in the current quarter, diluted earnings per share of $0.75 for the third quarter of 2012 were up 32% from the prior-year period.

"Moody's achieved double-digit revenue growth in all lines of businesses at Moody's Investors Service in the third quarter, with particularly strong performance in corporate finance. Moody’s also had continued strong growth in all areas of Moody's Analytics," said Raymond McDaniel, President and Chief Executive Officer of Moody’s. "Based on third quarter performance, we are raising our full-year 2012 EPS guidance to a range of $2.95 to $3.05, or $2.89 to $2.99 excluding a legacy tax benefit."

THIRD QUARTER REVENUE

For Moody’s Corporation overall, global revenue of $688.5 million for the third quarter of 2012 was up 30% from the third quarter of 2011. U.S. revenue of $375.4 million for the third quarter of 2012 increased 37% from the third quarter of 2011, while revenue generated outside the U.S. of $313.1 million increased 22% from the prior-year period.

Global revenue for Moody’s Investors Service (MIS) for the third quarter of 2012 was $473.5 million, up 35% from the prior-year period. U.S. revenue of $289.1 million for the third quarter of 2012 increased 45% from the third quarter of 2011. Outside the U.S., revenue of $184.4 million increased 21% from the year-ago period. Foreign currency translation unfavorably impacted MIS revenue by 4 percent.

Within MIS, global corporate finance revenue of $220.7 million in the third quarter of 2012 increased 71% from the prior-year period, reflecting broad strength in both investment-grade and speculative-grade markets. Corporate finance revenue increased 81% in the U.S. and 53% outside the U.S.

Global structured finance revenue totaled $93.1 million for the third quarter of 2012, an increase of 14% from a year earlier. U.S. structured finance revenue grew 27% from the year-ago period, primarily due to strength in ratings of commercial mortgage-backed securities and collateralized loan obligations, while non-U.S. structured finance revenue was essentially flat to the prior-year period.

Global financial institutions revenue of $82.7 million in the third quarter of 2012 increased 15% compared to the prior-year period. U.S. financial institutions revenue was up 22%, primarily reflecting increased insurance company issuance for refinancing and M&A activity, while non-U.S. revenue grew 10% driven by stronger banking activity in Asia and Latin America.

Global public, project and infrastructure finance revenue was $77.0 million for the third quarter of 2012, an increase of 13% from the third quarter of 2011. U.S. revenue was up 11% from the prior-year period, primarily due to gains in public and infrastructure finance, while non-U.S. revenue increased 16%, reflecting growth in infrastructure finance in Europe.

Global revenue for Moody’s Analytics (MA) for the third quarter of 2012 was $215.0 million, up 20% from the third quarter of 2011. Excluding the impact of foreign currency translation, revenue growth was 21 percent. Revenue from research, data and analytics of $123.8 million increased by 7% from the prior-year period, driven primarily by our CreditView offering and new sales of other data and analytic products. Enterprise risk solutions revenue of $64.0 million was up 26% over the prior-year period, reflecting both the acquisition of Barrie & Hibbert in December 2011 and strong growth in products and services that support regulatory and compliance. Revenue from professional services of $27.2 million was up 97% from the prior-year period, reflecting the acquisition of a majority stake in Copal Partners in November 2011.

In the U.S., MA revenue of $86.3 million for the third quarter of 2012 increased 14% from the prior-year period. Outside the U.S., revenue of $128.7 million grew 23% as compared with the same quarter of 2011.

THIRD QUARTER EXPENSES

Third quarter 2012 expenses for Moody’s Corporation were $418.8 million, 25% higher than in the prior-year period, primarily due to higher accruals for incentive compensation and Moody’s profit sharing plan, as well as increased headcount both from growth in our existing business and from acquisitions in late 2011. Excluding the impact of foreign currency translation, expenses grew 27 percent. Moody’s reported operating margin for the third quarter of 2012 was 39.2%, up from 36.9% in the third quarter of 2011. Adjusted operating margin was 42.7% for the third quarter of 2012, up from 40.5% for the same period last year.

Moody’s effective tax rate was 29.5% for the third quarter of 2012, compared with 28.5% for the prior-year period. The increase in the effective tax rate was primarily due to lower taxes in 2011 resulting from the settlement of state tax audits, partially offset by the favorable impact of foreign tax planning initiatives in 2012.

YEAR-TO-DATE RESULTS

Moody’s Corporation revenue for the first nine months of 2012 totaled $1,976.1 million, an increase of 15% from $1,713.6 million for the same period of 2011. Excluding the impact of foreign currency translation, revenue growth was 18 percent. Revenue at Moody’s Investors Service totaled $1,367.4 million for the first nine months of 2012, an increase of 14% from the same period in 2011. Moody’s Analytics revenue rose 19% from the first nine months of 2011 to $608.7 million.

Expenses for the first nine months of 2012 totaled $1,158.9 million, 16% higher than a year ago. Excluding the impact of foreign currency translation, expense growth was 18 percent. Year-to-date operating income of $817.2 million grew 14% from $716.3 million for the same period of 2011. Excluding the impact of foreign currency translation, operating income grew 17 percent. Diluted earnings per share of $2.34 for the first nine months of 2012, which included a $0.06 legacy tax benefit, increased 14% from $2.06 in the first nine months of 2011. Excluding legacy tax benefits in both periods, diluted earnings per share of $2.28 for the first nine months of 2012 grew 12% from $2.03 for the same period in 2011.

CAPITAL ALLOCATION AND LIQUIDITY

During the third quarter of 2012, Moody’s repurchased 0.6 million shares at a total cost of $25.1 million and issued 1.2 million shares under employee stock-based compensation plans. Outstanding shares as of September 30, 2012 totaled 222.9 million, essentially flat to the prior-year period. As of September 30, 2012, Moody’s had $0.7 billion of share repurchase authority remaining under its current program. At quarter-end, Moody’s had $1.7 billion of outstanding debt and $1.0 billion of additional debt capacity available under its revolving credit facility. Total cash and cash equivalents at quarter-end were $1.5 billion, an increase of $664.3 million from a year earlier, primarily reflecting Moody’s August 2012 bond offering of $500 million of unsecured notes. For the first nine months of 2012, free cash flow was $460.8 million, a decrease of $151.9 million from a year ago, due in part to payments of approximately $121 million related to the settlement of state and local tax matters, as well as movement in other working capital accounts.

ASSUMPTIONS AND OUTLOOK FOR FULL-YEAR 2012

Moody’s outlook for 2012 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer borrowing and securitization, and the amount of debt issued. There is an important degree of uncertainty surrounding these assumptions, especially as they relate to Europe, and, if actual conditions differ, Moody’s results for the year may differ materially from the current outlook. Our guidance assumes foreign currency translation at end-of-quarter exchange rates.

Moody’s is raising its EPS guidance for the full-year 2012 to a range of $2.95 to $3.05 from the previous range of $2.76 to $2.86. Full-year pro-forma EPS, which excludes the impact of a legacy tax benefit, is now expected to be in the range of $2.89 to $2.99, versus the previous range of $2.70 to $2.80. Certain components of 2012 guidance have also been modified to reflect our current view of credit market conditions. For Moody’s overall, the Company now expects full-year 2012 revenue to grow in the mid-teens percent range. Full-year 2012 expenses are also now projected to increase in the mid-teens percent range. Full-year 2012 operating margin is now projected to be approximately 40 percent and adjusted operating margin for the year is still expected to be approximately 43 percent. The effective tax rate is still expected to be approximately 32 percent.

For the global MIS business, revenue for full-year 2012 is now expected to increase in the mid-teens percent range. Within the U.S., MIS revenue is now expected to increase in the low-20s percent range, while non-U.S. revenue is now expected to increase in the mid-single-digit percent range. Corporate finance revenue is now projected to grow in the mid-20s percent range. Revenue from structured finance is still expected to grow in the mid-single-digit percent range. Financial institutions revenue is now expected to grow in the mid-single-digit percent range. Public, project and infrastructure finance revenue is now expected to increase in the mid-teens percent range.

For MA, full-year 2012 revenue is still expected to increase in the high-teens percent range. Within the U.S., MA revenue is still expected to increase in the high-teens to 20 percent range. Non-U.S. revenue is now expected to increase in the high-teens percent range. Revenue from research, data and analytics is now projected to grow in the high-single-digit percent range, while revenue for enterprise risk solutions is still expected to grow in the low 20s percent range, reflecting the December 2011 acquisition of Barrie & Hibbert, as well as growth in the base business. Professional services revenue is now projected to grow by approximately 70%, reflecting revenue from the late 2011 acquisition of a majority stake in Copal Partners.

CONFERENCE CALL

A conference call to discuss third quarter 2012 results will be held this morning, October 26, 2012, at 11:30 a.m. Eastern Time. Individuals within the U.S. and Canada can access the call by dialing 1-877-400-0505. Other callers should dial +1-719-234-7477. Please dial into the call by 11:20 a.m. Eastern Time. The passcode for the call is “Moody’s Corporation.”

The teleconference will be webcast with a slide presentation and can be accessed on Moody's Investor Relations website, http://ir.moodys.com, until 11:59 p.m. Eastern Time, November 24, 2012.

A replay of the teleconference will be available from 3:30 p.m. Eastern Time, October 26, 2012 until 11:59 p.m. Eastern Time, November 24, 2012. The replay can be accessed from within the U.S. and Canada by dialing 888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 2248066.

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ABOUT MOODY'S CORPORATION

Moody's is an essential component of the global capital markets, providing credit ratings, research, tools and analysis that contribute to transparent and integrated financial markets. Moody’s Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities, and Moody's Analytics, which offers leading-edge software, advisory services and research for credit and economic analysis and financial risk management. The Corporation, which reported revenue of $2.3 billion in 2011, employs approximately 6,700 people worldwide and maintains a presence in 28 countries. Further information is available at www.moodys.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody’s business and operations that involve a number of risks and uncertainties. Moody’s outlook for 2012 and other forward-looking statements in this release are made as of October 26, 2012, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, the current world-wide credit market disruptions and economic slowdown, which is affecting and could continue to affect the volume of debt securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt securities issued, including credit quality concerns, changes in interest rates and other volatility in the financial markets; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government initiatives to respond to the economic slowdown; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; both proposed and recently adopted legislation and regulations in the U.S., EU, other foreign, state and local jurisdictions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; regulations relating to the oversight of credit rating agencies; provisions in the Dodd-Frank Act, and potential EU regulations, modifying the pleading and liability standards applicable to credit rating agencies in a manner adverse to rating agencies; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of credit rating agencies; the possible loss of key employees; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; the outcome of those legacy tax and legal contingencies that relate to the Company, its predecessors and their affiliated companies for which Moody’s has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand from financial institutions for credit risk management tools; and other risk factors as discussed in the Company’s annual report on Form 10-K for the year ended December 31, 2011 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

Moody's Corporation
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011
Amounts in millions, except per share amounts

Revenue	$688.5	$531.3	$1,976.1	$1,713.6

Expenses:
Operating	207.3	171.0	573.4	502.3
Selling, general and administrative	187.4	145.0	515.8	436.4
Restructuring	-	0.2	-	0.1
Depreciation and amortization	24.1	19.0	69.7	58.5
Total expenses	418.8	335.2	1,158.9	997.3

Operating income	269.7	196.1	817.2	716.3
Non-operating (expense) income, net
Interest (expense) income, net	(15.3)	(12.9)	(42.2)	(45.2)
Other non-operating (expense) income, net	10.0	1.6	12.6	13.1
Total non-operating (expense) income, net	(5.3)	(11.3)	(29.6)	(32.1)
Income before provision for income taxes	264.4	184.8	787.6	684.2
Provision for income taxes	77.9	52.7	249.9	204.3
Net income	186.5	132.1	537.7	479.9
Less: net income attributable to noncontrolling interests	2.6	1.4	7.8	4.7
Net income attributable to Moody's Corporation	$183.9	$130.7	$529.9	$475.2

Earnings per share attributable to Moody's common shareholders
Basic	$0.83	$0.58	$2.37	$2.09
Diluted	$0.81	$0.57	$2.34	$2.06

Weighted average number of shares outstanding
Basic	222.5	226.0	223.3	227.7
Diluted	226.1	229.0	226.7	230.7

Supplemental Revenue Information (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

Amounts in millions	2012	2011	2012	2011

Moody's Investors Service
Corporate Finance	$220.7	$129.0	$612.7	$510.9
Structured Finance	93.1	82.0	278.1	257.7
Financial Institutions	82.7	72.1	239.3	228.1
Public, Project and Infrastructure Finance	77.0	68.3	237.3	205.3
Intersegment royalty	17.8	16.8	52.4	49.0
Sub-total MIS	491.3	368.2	1,419.8	1,251.0
Eliminations	(17.8)	(16.8)	(52.4)	(49.0)
Total MIS revenue	473.5	351.4	1,367.4	1,202.0

Moody's Analytics
Research, Data and Analytics	123.8	115.3	364.7	335.9
Enterprise Risk Solutions	64.0	50.8	163.6	135.7
Professional Services	27.2	13.8	80.4	40.0
Intersegment revenue	3.1	2.6	9.0	7.8
Sub-total MA	218.1	182.5	617.7	519.4
Eliminations	(3.1)	(2.6)	(9.0)	(7.8)
Total MA revenue	215.0	179.9	608.7	511.6

Total Moody's Corporation revenue	$688.5	$531.3	$1,976.1	$1,713.6

Moody's Corporation revenue by geographic area

United States	$375.4	$274.3	$1,063.2	$890.7
International	313.1	257.0	912.9	822.9

	$688.5	$531.3	$1,976.1	$1,713.6

Non-operating (expense) income, net

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2012	2011	2012	2011
Amounts in millions

Interest (expense) / income, net:
Expense on borrowings	$(19.3)	$(16.2)	$(52.1)	$(48.9)
Income	1.2	1.6	3.7	3.9
Legacy Tax, UTPs and other
tax related liabilities (a)	2.7	0.9	6.2	(2.4)
Capitalized	0.1	0.8	-	2.2
Total interest (expense) income, net	$(15.3)	$(12.9)	$(42.2)	$(45.2)
Other non-operating (expense) income, net:
FX gain/(loss)	$(4.9)	$0.5	$(6.1)	$3.3
Legacy Tax (b)	12.8	-	12.8	6.4
Joint venture income	2.3	1.4	6.9	5.3
Other	(0.2)	(0.3)	(1.0)	(1.9)
Other non-operating (expense) income, net	10.0	1.6	12.6	13.1
Total non-operating (expense) income, net	$(5.3)	$(11.3)	$(29.6)	$(32.1)

(a) The three and nine months ended September 30, 2012 as well as the nine months ended September 30, 2011 all contain approximately $4 million in benefits from Legacy Tax Matters. Additionally, the amount for the nine months ended September 30, 2012 contains a benefit of approximately $7 million related to the settlement of state and local income tax audits

(b) The amounts represent favorable resolutions of Legacy Tax Matters

Selected Consolidated Balance Sheet Data (Unaudited)

	September 30,	December 31,
	2012	2011
Amounts in millions

Cash and cash equivalents	$1,518.5	$760.0
Short-term investments	22.7	14.8
Total current assets	2,205.8	1,424.4
Non-current assets	1,456.5	1,451.7
Total assets	3,662.3	2,876.1
Total current liabilities	982.9	1,134.0
Total debt (1)	1,707.5	1,243.8
Other long-term liabilities	676.2	667.5
Total shareholders' equity(deficit)	322.1	(158.4)
Redeemable noncontrolling interest*	69.2	60.5
Total liabilities, redeemable noncontrolling interest and shareholders' equity(deficit)	3,662.3	2,876.1

Actual number of shares outstanding	222.9	222.4

* Represents a noncontrolling interest related to the November 2011 acquisition of Copal Partners

	September 30,	December 31,
(1) Total debt consists of the following:	2012	2011
Series 2005-1 Notes due 2015 (a)	$318.4	$311.5
Series 2007-1 Notes due 2017	300.0	300.0
2008 Term Loan due 2013 (b)	95.6	135.0
2010 Senior Notes due 2020 (c)	497.4	497.3
2012 Senior Notes due 2022 (d)	496.1	-
Total debt (e)	$1,707.5	$1,243.8

(a)Includes an $18.4 million and $11.5 million fair value adjustment on an interest rate hedge at September 30, 2012 and December 31, 2011, respectively

(b) Various payments through 2013

(c) Represents $500 million of 5.5% publicly traded Senior Notes which mature on September 1, 2020; the notes were offered to the public at 99.374% of the face amount

(d) Represents $500 million of 4.5% publicly traded Senior Notes which mature on September 1, 2022; the notes were offered to the public at 99.218% of the face amount

(e) Of the total debt shown in the table above, $95.6 million and $71.3 million are classified within total current liabilities at September 30, 2012 and December 31, 2011, respectively, and consist of the current portion of borrowings under the 2008 Term Loan

Financial Information by Segment:

The table below presents revenue, adjusted operating income and operating income by reportable segment. The Company defines adjusted operating income as operating income excluding depreciation and amortization and restructuring-related items.

	Three Months Ended September 30,
	2012				2011
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$491.3	$218.1	$(20.9)	$688.5	$368.2	$182.5	$(19.4)	$531.3
Operating, selling, general and administrative	252.4	163.2	(20.9)	394.7	200.5	134.9	(19.4)	316.0
Adjusted operating income	238.9	54.9	-	293.8	167.7	47.6	-	215.3

Depreciation and amortization	11.0	13.1	-	24.1	9.9	9.1	-	19.0
Restructuring	-	-	-	-	0.2	-	-	0.2
Operating income	$227.9	$41.8	$-	$269.7	$157.6	$38.5	$-	$196.1
Adjusted operating margin	48.6%	25.2%		42.7%	45.5%	26.1%		40.5%
Operating margin	46.4%	19.2%		39.2%	42.8%	21.1%		36.9%

	Nine Months Ended September 30,
	2012				2011
	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$1,419.8	$617.7	$(61.4)	$1,976.1	$1,251.0	$519.4	$(56.8)	$1,713.6
Operating, selling, general and administrative	684.0	466.6	(61.4)	1,089.2	606.1	389.4	(56.8)	938.7
Adjusted operating income	735.8	151.1	-	886.9	644.9	130.0	-	774.9

Depreciation and amortization	32.9	36.8	-	69.7	31.0	27.5	-	58.5
Restructuring	-	-	-	-	0.1	-	-	0.1
Operating income	$702.9	$114.3	$-	$817.2	$613.8	$102.5	$-	$716.3
Adjusted operating margin	51.8%	24.5%		44.9%	51.6%	25.0%		45.2%
Operating margin	49.5%	18.5%		41.4%	49.1%	19.7%		41.8%

Transaction and Relationship Revenue:

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In the MA segment, relationship revenue represents subscription-based revenues and software maintenance revenue. Transaction revenue in MA represents software license fees and revenue from risk management advisory projects, training and certification services, and knowledge outsourcing engagements.

	Three Months Ended September 30,
	2012			2011
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	75%	25%	100%	62%	38%	100%
Structured Finance	58%	42%	100%	49%	51%	100%
Financial Institutions	37%	63%	100%	30%	70%	100%
Public, Project and Infrastructure Finance	59%	41%	100%	58%	42%	100%
Total MIS	62%	38%	100%	52%	48%	100%

Moody's Analytics	22%	78%	100%	19%	81%	100%

Total Moody's Corporation	50%	50%	100%	41%	59%	100%

	Nine Months Ended September 30,
	2012			2011
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	73%	27%	100%	72%	28%	100%
Structured Finance	57%	43%	100%	52%	48%	100%
Financial Institutions	37%	63%	100%	37%	63%	100%
Public, Project and Infrastructure Finance	61%	39%	100%	57%	43%	100%
Total MIS	61%	39%	100%	59%	41%	100%

Moody's Analytics	21%	79%	100%	18%	82%	100%

Total Moody's Corporation	49%	51%	100%	46%	54%	100%

Non-GAAP Financial Measures:

The tables below reflect certain adjusted results that the SEC defines as “non-GAAP financial measures” as well as a reconciliation of each non-GAAP measure to its most directly comparable GAAP measure. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company’s performance, facilitate comparisons to competitors’ operating results and provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. These non-GAAP measures, as defined by the Company, are not necessarily comparable to similarly defined measures of other companies. Furthermore, these non-GAAP measures should not be viewed in isolation or used as a substitute for other GAAP measures in assessing the operating performance or cash flows of the Company.

Pro forma diluted earnings per share attributable to Moody's common shareholders:

The Company presents this non-GAAP measure to exclude the impacts of Legacy Tax to allow for a more meaningful comparison of Moody’s Net Income and diluted earnings per share from period to period. Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount.

	Three Months Ended September 30,
	2012	2011
Diluted earnings per share attributable to Moody's common shareholders	$0.81	$0.57
Legacy Tax	$(0.06)	$-
Pro forma diluted earnings per share attributable to Moody's common shareholders	$0.75	$0.57

	Nine Months Ended September 30,
	2012	2011
Diluted earnings per share attributable to Moody's common shareholders	$2.34	$2.06
Legacy Tax	$(0.06)	$(0.03)
Pro forma diluted earnings per share attributable to Moody's common shareholders	$2.28	$2.03

	Full-Year Ended December 31,
	2012
Diluted EPS guidance - GAAP	$2.95 - 3.05
Legacy Tax	$(0.06)
Diluted EPS guidance - Pro forma	$2.89 - 2.99

Adjusted Operating Income and Adjusted Operating Margin:

The table below reflects a reconciliation of the Company’s operating income and operating margin to adjusted operating income and adjusted operating margin. The Company defines adjusted operating income as operating income excluding depreciation and amortization and restructuring-related items. The Company presents adjusted operating income because management deems this metric to be a useful measure of assessing the operating performance of Moody’s, measuring the Company's ability to service debt, fund capital expenditures, and expand its business. Adjusted operating income excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Management believes that the exclusion of certain items, detailed in the reconciliation below, allows for a more meaningful comparison of the Company’s results from period to period and across companies. The Company defines adjusted operating margin as adjusted operating income divided by revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating income	$269.7	$196.1	$817.2	$716.3
Depreciation & amortization	24.1	19.0	69.7	58.5
Restructuring	-	0.2	-	0.1
Adjusted operating income	$293.8	$215.3	$886.9	$774.9
Operating margin	39.2%	36.9%	41.4%	41.8%
Adjusted operating margin	42.7%	40.5%	44.9%	45.2%

Free Cash Flow:

The table below reflects a reconciliation of the Company’s net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management believes that free cash flow is a useful metric in assessing the Company’s cash flows to service debt, pay dividends and to fund acquisitions and share repurchases. Management deems capital expenditures essential to the Company’s product and service innovations and maintenance of Moody’s operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody’s cash flow.

	Nine Months Ended September 30,
	2012	2011
Net cash flows from operating activities	$496.0	$666.3
Capital additions	(35.2)	(53.6)
Free cash flow	$460.8	$612.7
Net cash used in investing activities	$(46.1)	$(65.3)
Net cash provided by (used in) financing activities	$294.4	$(392.4)

CONTACT:
Michael Adler
Vice President
Corporate Communications
212.553.4667
michael.adler@moodys.com
or
Salli Schwartz
Global Head of Investor Relations
212.553.4862
sallilyn.schwartz@moodys.com